Exhibit 99.1

BigCommerce Merchants Set New Cyber Week Record with 32% Increase in GMV

2022 Cyber Week Trends Report finds ecommerce sales boomed for BigCommerce merchants, total orders increased 25% and alternative payment methods rose, as the platform marked 100% Cyber Week uptime for the ninth consecutive year

AUSTIN, Texas — December 1, 2022 — BigCommerce (Nasdaq: BIGC), a leading Open SaaS ecommerce platform for fast-growing and established B2C and B2B brands, today reported its merchants experienced another year of record sales during Cyber Week, hitting a 32% increase in gross merchandise value (GMV) over 2021 and exceeding what has been an overall successful five days for the retail industry.

“Because the days from Thanksgiving through Cyber Monday are so crucial to retailers’ success for the year, it’s exciting to see BigCommerce merchants hit new highs with a 32% annual GMV increase, while also benefiting from our platform achieving 100% uptime for the ninth year in a row,” said Brent Bellm, chief executive officer at BigCommerce. “Our platform’s openness and enterprise capabilities provide the competitive advantage merchants need to succeed around the world and across multiple sales channels.”

In addition to the increase in GMV, shoppers were more active from Thanksgiving to Cyber Monday this year with total orders up 25%.

2022 Cyber Week highlights:

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As expected Black Friday and Cyber Monday saw the biggest sales volumes for BigCommerce merchants during the five-day period with Cyber Monday GMV growing just over 32% compared to the same day last year. Black Friday GMV was up 31% over 2021.
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The most active part of the day for BigCommerce merchants on Black Friday was 10 a.m. CT. On Cyber Monday, it was 12 p.m. CT.
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Saturday, Nov. 26, and Sunday, Nov. 27, led with the biggest year-over-year increases with a 36% increase on Saturday and nearly a 35% increase on Sunday. Thanksgiving Day sales were up 23% over 2021.
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For BigCommerce merchants, the percentage of sales on mobile devices shifted down about 3.5% in 2022 and accounted for 38% of total orders during Cyber Week. Sales on tablets were just 1% of total sales. Last year, mobile orders accounted for 42% of all Cyber Week orders for BigCommerce merchants. Out of that, only 1.3% of Cyber Week 2021 orders were placed using a tablet.
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Across the board, social platforms had their biggest day on Black Friday, with TikTok, Instagram and Facebook all recording the most sales on the day. Surprisingly, the next biggest day for TikTok and Instagram wasn’t Cyber Monday, but instead Saturday.
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The category with the largest year-over-year growth in GMV during Cyber Week 2022 was luggage with a 74% increase. Next, was fashion and apparel with a 66% increase. Rounding out the top three with a 64% increase in GMV year-over-year was travel.
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Flexible payment options also proved important this year. Buy now, pay later (BNPL) usage increased 8% over last year among BigCommerce users in October. When it came to Cyber Week, that trend exploded. BNPL usage was up 25% for the week, suggesting that the

Exhibit 99.1

consumers have grown more comfortable with deferring payments on gift purchases.

For more results and analysis, read the full report on the BigCommerce blog.

Methodology

BigCommerce’s holiday shopping data is based on a comparison of total platform sales that occurred September 1 through November 29, 2021 and September 1 through November 28, 2022, while Cyber Week data is based on a comparison between November 25-29, 2021 and November 24-28, 2022. It represents information from thousands of small, mid-sized and enterprise retailers selling on the BigCommerce platform. Unless otherwise noted, the data is global.

About BigCommerce

BigCommerce (Nasdaq: BIGC) is a leading open software-as-a-service (SaaS) ecommerce platform that empowers merchants of all sizes to build, innovate and grow their businesses online. BigCommerce provides merchants sophisticated enterprise-grade functionality, customization and performance with simplicity and ease-of-use. Tens of thousands of B2C and B2B companies across 150 countries and numerous industries use BigCommerce to create beautiful, engaging online stores, including Ben & Jerry’s, Molton Brown, S.C. Johnson, Skullcandy, Solo Stove, Ted Baker and Vodafone. Headquartered in Austin, BigCommerce has offices in London, Kyiv, San Francisco, and Sydney. For more information, please visit www.bigcommerce.com or follow us on Twitter, LinkedIn, Instagram and Facebook.

BigCommerce® is a registered trademark of BigCommerce Pty. Ltd. Third-party trademarks and service marks are the property of their respective owners.

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Media Contact

Brad Hem

pr@bigcommerce.com